Free Writing Prospectus

Filed Pursuant to Rule 433

Filed February 9, 2022

Registration Statement No. 333-229068 and 333-229068-10

Free Writing Prospectus dated February 9, 2022

$1,178,710,000 or $1,473,270,000 Asset-Backed Notes

GM Financial Automobile Leasing Trust 2022-1

Issuing Entity

GMF Leasing LLC

Depositor

Sponsor and Servicer

The depositor has prepared a preliminary prospectus, dated February 9, 2022, which describes the notes to be issued by the issuing entity. You should review the preliminary prospectus in its entirety before deciding to purchase any of the notes.

Ratings

The notes must receive at least the following ratings from Fitch Ratings, Inc., or Fitch and Moody’s Investors Service, Inc., or Moody’s, in order to be issued.

	Fitch	Moody’s
Class A-1 Notes	F1+sf	P-1 (sf)
Class A-2 Notes	AAAsf	Aaa (sf)
Class A-3 Notes	AAAsf	Aaa (sf)
Class A-4 Notes	AAAsf	Aaa (sf)
Class B Notes	AAsf	Aa2 (sf)
Class C Notes	Asf	A2 (sf)

Joint Bookrunners

Barclays	Citigroup Deutsche Bank Securities		J.P. Morgan

Co-Managers for the Class A Notes

BMO Capital Markets	Mizuho Securities	MUFG	Scotiabank

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-888-603-5847.